Exhibit (d)(2)

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054

August 21, 2019

Novartis Pharmaceuticals Corporation

One Health Plaza

East Hanover, NJ 07936-1080

Re:       Confidentiality Agreement

Ladies and Gentlemen:

Novartis Pharmaceuticals Corporation (referred to as “you” or “Novartis”) has expressed its interest in a possible transaction (the “Possible Transaction”) with or involving The Medicines Company (the “Company”) and, in connection therewith, the Company has agreed to make available to you certain information concerning the Company and its subsidiaries and its and their businesses and affairs. You and the Company are hereinafter sometimes referred to individually as a “Party” and together as the “Parties”.

As a condition to the Company furnishing such information, you hereby agree to hold and treat such information in accordance with the provisions of this letter agreement and otherwise agree to comply with the restrictions and obligations set forth herein (it being understood that each Party is also agreeing to cause its Representatives (as defined below) that receive any information pursuant to this letter agreement to comply with the provisions hereof that are applicable to such Representatives). You acknowledge that the Company shall have the right in its sole discretion to determine what information to make available to you and reserves the right to adopt additional specific procedures to protect the confidentiality of certain sensitive information, if it deems necessary.

1.             Definition of Evaluation Material. For purposes of this letter agreement, the term “Evaluation Material” means any and all (i) information (in any form or medium of communication, whether written, oral, electronic or magnetic) concerning the Company or any of its subsidiaries or any of their respective businesses, affairs, assets, properties or prospects (whether or not prepared by the Company, any of its Representatives or otherwise and irrespective of whether any such information is labeled or otherwise identified as confidential) that is furnished, disclosed or shown to you or any of your Representatives by the Company or on behalf of the Company by any of its Representatives after the date of this letter agreement, and (ii) analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Novartis or any of its Representatives or others to the extent such materials are generated from or based upon the information referred to in clause (i) of this sentence. The term “Evaluation Material” does not include that portion (and only that portion) of any information that (x) is or becomes available to the public generally (other than as a result of a disclosure by Novartis or any of its Representatives in violation of this letter agreement), (y) (A) was known to Novartis or any of its Affiliates prior to being furnished by or on behalf of the Company or (B) became available to Novartis or any of its Affiliates on or after the date of this letter agreement on a non-confidential basis; provided, however, that, in the case of clauses (A) and (B) of this sentence, the source of such information was not, to your knowledge, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other person with respect to such information, or (z) has been or is independently developed by Novartis without the use of, or reference to, the Evaluation Material and without violating the terms of this letter agreement.

2.             Use of Evaluation Material and Confidentiality.

(a)           Novartis hereby agrees that (i) it and its Representatives will use the Evaluation Material solely for the purpose of evaluating the Possible Transaction and not for any other purpose, (ii) the Evaluation Material will be kept confidential by Novartis and its Representatives and (iii) neither Novartis nor any of its Representatives will disclose any of the Evaluation Material in any manner whatsoever, except as expressly permitted by this letter agreement; provided, however, that Novartis may disclose Evaluation Material (x) to such of its Representatives (A) who need to know or have access to such Evaluation Material in order to evaluate, negotiate or approve the Possible Transaction and (B) who are, in advance of such disclosure, informed by you of the confidentiality and non-use obligations contained in this letter agreement and agree to be bound by the terms hereof that are applicable to Novartis’s Representatives and (y) in all other cases, to the extent that the Company gives its prior written consent to such disclosure. For the avoidance of doubt, you and your Representatives shall not disclose any Evaluation Material to any actual or potential sources of financing (debt, equity or otherwise), any other person acting together with such party as a provider of any source of financing (or in a similar capacity) or any actual or potential joint bidder or co-bidder with respect to a Possible Transaction without the Company’s prior written consent. Novartis agrees to take commercially reasonable measures to restrain its Representatives from any non-compliance with any provision of this letter agreement applicable to such Representatives. In any event, Novartis agrees that it will be responsible for any such non-compliance by any of its Representatives.

(b)           In addition, each Party agrees that, except as expressly permitted pursuant to Section 2(c), neither it nor any of its Representatives will disclose to any other person (including by issuing a press release or otherwise making any public statement) (i) the fact that this letter agreement exists or that the Evaluation Material has been made available to it, (ii) the fact that discussions or negotiations may take place, are taking or have taken place concerning the Possible Transaction or (iii) any of the terms, conditions or other facts with respect thereto (including the status thereof) (collectively, the “Discussion Information”) provided, however, that each Party may disclose Discussion Information to the extent (x) in accordance with Section 2(c), or (y) such Party is required (based on advice of counsel) to make such disclosure in order to avoid violating any applicable securities laws and, in the case of clauses (x) and (y), the requirement to make such disclosure does not arise from any breach of this letter agreement by such Party; and, provided, further, that, in the case of clause (y), to the extent legally permissible, such Party will give the other Party reasonable advance notice of, and a copy of, such intended disclosure, will limit such disclosure to that which is legally required, and will consider, in good faith, including any comments or modifications proposed by the other Party or its Representatives concerning the nature and scope of such intended disclosure.

(c)           In the event that you or any of your Representatives or any Affiliates of your Representatives are required or requested to disclose any Discussion Information or Evaluation Material in connection with a judicial, regulatory or administrative proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), you will provide the Company with prompt and, to the extent legally permissible, prior notice of such requirement(s) and request(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Discussion Information or Evaluation Material that you intend to disclose (and, if applicable, the text of the disclosure language itself) and to reasonably cooperate with the Company to the extent the Company may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings referred to above, in each case at the Company’s cost and expense. Subject to the foregoing, and provided that you or your Representatives have used commercially reasonable efforts to obtain confidential treatment of such disclosure, you may make disclosures to judicial, regulatory or administrative bodies in response to any requirement or request as set out above.

(d)           If you determine to discontinue your pursuit of the Possible Transaction or the Company so requests in writing for any reason whatsoever, you will promptly, at your election, either deliver to the Company or destroy all Evaluation Material in your possession or control, and procure the delivery or destruction (as applicable) of all Evaluation Material in the possession or control of your Representatives, without retaining copies thereof, including, to the extent practicable, expunging all such Evaluation Material from any computer or other device containing such information. Upon request by the Company, you shall confirm in writing such return or destruction of all such Evaluation Material. Notwithstanding the foregoing, you and your Representatives may retain any electronic records or files containing Evaluation Material which have been created pursuant to automatic archiving and backup procedures which cannot reasonably be deleted and which are not readily available to end users; provided, that any such Evaluation Material so retained shall be held in compliance with the terms of this letter agreement for so long as such Evaluation Material is retained. This letter agreement and all of the covenants and agreements set forth herein shall survive any such return or destruction of the Evaluation Material contemplated by this Section 2(d).

3.             Accuracy of Evaluation Material; Other Agreements. You understand and acknowledge that neither the Company nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives on any basis (including in contract, tort, under applicable securities laws or otherwise), and neither you nor any of your

Representatives will make any claims whatsoever against the Company or any of its Representatives, with respect to or arising out of (i) the Possible Transaction, (ii) this letter agreement or any other written or oral expression with respect to the Possible Transaction, (iii) your and your Representatives’ evaluation of the Possible Transaction, (iv) the review, use or content of the Evaluation Material or any errors therein or omissions therefrom or (v) any act or omission by you or any of your Representatives in reliance on the Evaluation Material, except, and solely to the extent as may be provided for in the final, definitive documentation (the “Final Transaction Documents”) regarding the Possible Transaction, when, as and if executed and delivered by the Parties, and subject to such limitations and restrictions as may be specified therein.

4.             Solicitation of Employees. You agree that, for a period of twelve (12) months from the date of this letter agreement, you shall ensure that (a) the Pharmaceuticals business unit of the Innovative Medicines division of Novartis AG (the “Pharmaceuticals business unit”), (b) any employees of you or your Affiliates who receive Evaluation Material or Discussion Information, or (c) any of your Representatives acting on behalf of or at the direction of the Pharmaceuticals business unit or any such other employees shall not solicit any individual serving at any time during such period as a director or officer of the Company or any other employee of the Company or any of its subsidiaries of whom you first became aware or with whom you first had contact, in any case in connection with your consideration of the Possible Transaction (each, a “Restricted Person”) to (x) terminate his or her employment or other relationship with the Company or any subsidiary thereof or (y) seek or accept employment or other affiliation with you or any of your Affiliates (including as a consultant or independent contractor). Notwithstanding the foregoing, nothing in this letter agreement shall preclude you or any of your Affiliates from (i) soliciting or employing any Restricted Person who has ceased to serve as a director, officer or employee of the Company or any of its subsidiaries prior to the commencement of such solicitation, hiring or employment discussions, (ii) placing general solicitations of employment in newspapers, journals or other publications of general circulation not specifically directed at or targeting any Restricted Person or any other employees of the Company or any of its subsidiaries and employing any person who responds to such general solicitations, (iii) conducting recruitment through any agency in circumstances where neither you nor your Affiliates have encouraged or advised such agency to approach employees of the Company, or (iv) conducting the recruitment of, or engaging in employment discussions with, any person who has made an unsolicited approach for employment or engagement to you or any of your Affiliates.

5.             Securities Laws Acknowledgement. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.             Standstill

(a)           You agree that, for a period of twelve (12) months from the date of this letter agreement, except as expressly requested or consented to in writing by the Board of Directors of the Company, you shall not, and you shall cause each of your Affiliates not to, directly or indirectly, through one or more intermediaries or otherwise (including any of your Representatives or other persons acting on your behalf) (whether acting alone, as part of any Group (as defined below) or in concert with any other person), (i) acquire, agree to acquire or propose or offer to acquire (through Beneficial Ownership (as defined below) of or otherwise) (x) any Capital Stock (as defined below) of the Company or any of its subsidiaries, or (y) any Derivative Instrument (as defined below) (in any case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving the Company or any of its subsidiaries, (iii) make, in any way participate or engage in, or assist any person in connection with, any solicitation of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any of the Company’s securities, or seek to advise any person with respect to any such solicitation, or demand a copy of the stock ledger, list of stockholders or any other books or records of the Company, or initiate, support or intentionally encourage any stockholder proposal with respect to the Company that is not sponsored by the Board of Directors of the Company, including the nomination of, or withholding of votes for, directors, (iv) form, join or in any way participate in a Group with respect to any of the Company’s securities, (v) otherwise act, alone or in concert with others, to seek or propose to change, control or advise, in any manner, the management, Board of Directors, policies or affairs of the Company, (vi) have any discussions or enter into any contract, agreement, arrangement or understanding with, or advise, finance (or arrange financing for), assist or intentionally encourage, any other persons in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of the provisions of, this Section 6(a), or (vii) make any publicly disclosed proposal or request regarding any of the foregoing, publicly disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing or seek (whether by legal action or otherwise) to take any action that would reasonably be expected to require the Company to make any public disclosure at the time such action is taken or request of the Board of Directors of the Company, directly or indirectly, that any provision of this Section 6(a) be amended, waived or terminated (clauses (i)-(vii), the “Standstill Restrictions”); provided, however, that the Standstill Restrictions are not intended to and shall not prohibit or otherwise prevent (i) you or any of your Affiliates from making a confidential proposal to the Company or the Company’s Board of Directors in relation to a transaction, arrangement or activity that would otherwise be restricted by the Standstill Restrictions so long as such proposal is not known by you to be required to be publicly disclosed pursuant to applicable law (prior to mutual public disclosure regarding the Possible Transaction), (ii) passive investments by a pension or employee benefit plan or trust for your or your Affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees to whom no Evaluation Material or Discussion Information has been disclosed, (iii) your or your Affiliates’ ownership of the shares of any mutual fund or similar financial institution that owns Company securities, (iv) ownership of securities of the Company by a person acquired by you (or any of your Affiliates) on the date such person first entered into an agreement to be acquired by you (or such Affiliate) or acquired after such person was acquired by you (or such affiliate) pursuant to an agreement requiring (but only to the extent requiring) such person to acquire such securities, which agreement was in effect on the date such person first entered into an agreement to be acquired by you (or such Affiliate) or (v) any other acquisition of the Company’s securities by you or your Affiliates that results in the ownership by you and your Affiliates of not more than 4% of the outstanding and issued equity securities of the Company.

(b)           The Standstill Restrictions shall automatically terminate on the date on which (i) the Company enters into a definitive agreement with respect to any transaction involving (x) the sale of more than 50% of the consolidated assets of the Company and its subsidiaries, taken as a whole, (y) a merger, consolidation, business combination, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving the Company following which the stockholders of the Company immediately prior to the consummation of such transaction will hold less than 50% of the total combined voting power entitled to vote in the election of directors of the Company or any successor holding company after giving effect to such transaction or (z) the sale or other transfer of securities having more than 50% of the total combined voting power entitled to vote in the election of directors of the Company; (ii) a tender offer or exchange offer is commenced by a third person or Group (which does not involve any breach by you or your Affiliates of Section 6(a)) which, if consummated, would make such person or Group the Beneficial Owner of securities having more than 50% of the total combined voting power entitled to vote in the election of directors of the Company; (iii) any person or Group commences a proxy solicitation in which the person or Group would, if successful, elect or acquire the ability to elect a majority of the directors of the Company; or (iv) the Company redeems any rights under, or modifies or agrees to modify, a shareholder rights plan to facilitate any of the actions described in (i) or (ii) of this paragraph 6(b).

7.             No Definitive Agreement. The Parties hereto understand and agree that, unless and until Final Transaction Documents have been executed and delivered by the Parties, no contract or agreement providing for the consummation of the Possible Transaction shall be deemed to exist between the Parties and neither Party will be under any legal obligation whatsoever with respect to the Possible Transaction by virtue of this letter agreement or any written or oral expression with respect to the Possible Transaction by any Representative of such Party, except for the matters expressly agreed to in this letter agreement.

8.             Communications Regarding the Possible Transaction. You agree that with respect to a Possible Transaction (i) all communications, (ii) requests for information, (iii) requests for facility tours or management meetings, (iv) discussions regarding procedures and (v) contacts or inquiries regarding the Company will be submitted or directed only to the officers of the Company listed on Exhibit A hereto, to the Company’s legal and financial advisors or to such other persons as designated by the Company for such purposes in its sole discretion. You agree, without the prior consent of the Company, not to (and to cause your Affiliates not to) initiate or maintain contact with any supplier, distributor, broker, customer, officer, director, employee or agent of the Company regarding the Possible Transaction, participation in the Possible Transaction or the Company’s business, operations, prospects or finances; provided, however, that nothing contained herein shall restrict you or your Representatives from contacting any of the aforementioned persons or entities in the ordinary course of business so long as such contact does not relate to the Possible Transaction.

9.             Privilege. To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges and this letter agreement.

10.          Amendments and Waivers. No provision of this letter agreement can be amended or waived except by a separate writing signed, executed and delivered by each of the Parties expressly amending or waiving such provision. The rights and remedies of the Parties to this letter agreement are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this letter agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege. To the maximum extent permitted by applicable law, no waiver that may be given by a Party will be applicable except in the specific instance for which it is given.

11.          Remedies. You agree that the restrictions set forth in this letter agreement are reasonable protections to the immediate, proper and legitimate interests of the Company. You further agree (i) that any breach of any of the restrictions set forth in this letter agreement by you or any of your Representatives may cause substantial and irreparable injury to the Company and that money damages may not be a sufficient remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that would be suffered by the Company in the event that this letter agreement is breached, (ii) that, in addition to all other remedies available at law or equity, the Company shall be entitled to apply for equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages, and (iii) to waive any requirement for the securing or posting of any bond in connection with such remedy.

12.          Entire Agreement; Successors and Assigns. This letter agreement shall constitute the entire agreement between the Parties with regard to the subject matter hereof. The terms of this letter agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which you or any of your Representatives is granted access in connection with the evaluation, negotiation or consummation of the Possible Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that confidentiality obligations with respect to the Evaluation Material are exclusively governed by this letter agreement. This letter agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each Party.

13.          Ownership of Evaluation Material. All of the Evaluation Material is and shall remain the property of the Company. The Parties acknowledge and agree that neither the Company nor any of its Representatives grants any license or other property right or interest in, by implication or otherwise, any copyright, patent, trademark, mask work, database or other intellectual or intangible property or proprietary information disclosed, embodied, fixed, comprised or contained in any Evaluation Material.

14.          Severability. If any provision or portion of this letter agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this letter agreement enforceable, and this letter agreement, as thus amended, shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, this letter agreement shall continue, without amendment, in full force and effect in all other jurisdictions. To the extent permissible by law, the Parties waive any provision of law that renders any such provision invalid, illegal or unenforceable in any respect.

15.          Governing Law. This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof to the extent that such principles would result in the application of the laws of a jurisdiction other than the State of Delaware.

16.          WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.         Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and, solely in the event the Delaware Court of Chancery does not have subject matter jurisdiction, any federal court sitting in Wilmington, Delaware), for purposes of any claim, action, suit or proceeding arising out of this letter agreement. Each of the Parties agrees to commence any such claim, action, suit or proceeding only in the Delaware Court of Chancery (or, solely in the event the Delaware Court of Chancery does not have subject matter jurisdiction, any federal court sitting in Wilmington, Delaware). Each of the Parties hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each of the Parties further agrees that (x) service of any process by United States registered mail (or any substantially similar form of mail) to such Party’s address set forth in Section 18 shall be effective service of process for any claim, action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this paragraph or otherwise and (y) nothing herein shall affect the right to effect service of process in any other manner permitted by law.

18.          Notices. All notices, consents, waivers and communications hereunder given by either Party to the other shall be in writing, signed by the Party giving such notice, and shall be deemed to have been duly given when: (i) delivered by hand, (ii) sent by facsimile (with written confirmation of receipt) if, sent during regular business hours on a business day (and, if not, then on the next succeeding business day), provided that a copy is mailed by registered mail, return receipt requested, (iii) received by the addressee, if sent by a nationally-recognized overnight delivery service (receipt requested), or (iv) sent by e-mail if sent during regular business hours on a business day (and if not, then on the next succeeding business day), provided that a copy is mailed by registered mail, return receipt requested (provided, however, that delivery will not be deemed effective unless the addressee provides written confirmation of receipt by facsimile or return e-mail (automatic e-mail responses do not constitute confirmation)), in each case, to the applicable addresses, facsimile numbers and/or e-mail addresses set forth below:

If to the Company, to:

The Medicines Company

8 Sylvan Way

Parsippany, NJ 07054

Attention: Stephen Rodin

Facsimile: (862) 207-6222

E-Mail: stephen.rodin@themedco.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Scott A. Barshay

Facsimile: (212) 492-0040

E-Mail: sbarshay@paulweiss.com

If to you, to:

Novartis AG

Postfach

CH-4002 Basel

Switzerland

Attention: Head Legal M&A, Novartis International AG

Facsimile: +41 61 32 44 300

E-Mail: jonathan.emery@novartis.com

or to such other address or addresses, facsimile number or numbers or e-mail address or addresses as the Parties may from time to time designate by notice as provided herein, except that notices of such changes shall be effective only upon receipt.

19.          Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed original.

20.          Defined Terms. The following terms, as used in this letter agreement, have the following meanings:

(a)           “Advisors” of any specified person means, collectively, such person’s attorneys, accountants and nationally-recognized financial advisors.

(b)           “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

(c)           “Beneficially Owned” or “Beneficial Ownership” with respect to any subject security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this letter agreement (but disregarding the phrase “within sixty days” in paragraph (d)(1)(i) thereof), including pursuant to any right, contract, agreement, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall include all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s Affiliates would constitute a Group. A “Beneficial Owner” of a security is a person who has Beneficial Ownership of such security.

(d)           “Capital Stock” of any specified person means any and all shares, interests, participations or other equivalents (however designated and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), membership interests or equivalent ownership interests in or issued by such specified person.

(e)           “Derivative Instrument” means (i) any option, warrant, stock appreciation right, conversion, exercise or exchange right, phantom stock right, subscription right or similar right or any commitment, agreement or security of any kind, in any case, (x) convertible into or exercisable or exchangeable for or otherwise entitling the holder thereof to acquire or obligating the Company or any of its subsidiaries to issue or cause to be issued any Capital Stock of the Company or any of its subsidiaries or (y) with a conversion, exercise or exchange feature or a settlement payment or mechanism at a price related to, or with voting rights in respect of, any Capital Stock of the Company or any of its subsidiaries or (ii) any security or other instrument or right with a value derived, in whole or in part, from the value of any Capital Stock of the Company or any of its subsidiaries, including the opportunity, directly or indirectly, to profit from or share in any profit derived from any increase or decrease in the value of any Capital Stock of the Company or any of its subsidiaries, in the case of clauses (i) and (ii), whether or not such security, instrument, right, commitment or agreement (A) is convertible, exercisable or exchangeable presently or upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing or (B) shall be subject to settlement in any Capital Stock of the Company or any of its subsidiaries or otherwise.

(f)            “Group” means two or more persons acting, formally or informally, as a partnership, limited partnership, syndicate or other group or pursuant to any agreement, arrangement or understanding, in any event, for the purpose of acquiring, holding, voting or disposing of securities, including a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(g)           “Representatives” means, with respect to either Party, such Party’s Affiliates and the respective directors, officers, employees and Advisors of such Party and its Affiliates.

21.          Construction; Titles and Headings.

(a)           Except as otherwise provided or unless the context otherwise requires, whenever used in this letter agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) unless otherwise specifically provided, the word “or” shall not be exclusive, (v) all references to Sections refer to the Sections of this letter agreement and (vi) each reference to “herein” means a reference to “in this letter agreement”.

(b)           The provisions of this letter agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this letter agreement.

(c)           Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this letter agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31st is May 1st.

(d)           Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this letter agreement.

(e)           The term “person” shall be interpreted broadly and shall include the media, any corporation, company, group, partnership, joint venture, limited liability company, trust, other legal entity, governmental entity or individual.

22.          Term. This letter agreement shall terminate on the second (2nd) anniversary of the date of this letter agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

THE MEDICINES COMPANY

			By:	/s/ Whit Bernard
				Name:	Whit Bernard
				Title:	SVP Business Development & Commercial Strategy

Agreed to and Accepted:

NOVARTIS PHARMACEUTICALS CORPORATION

By:	/s/ Lee Stoller
	Name:	Lee Stoller
	Title :	Executive Director,
Head Legal, US BD & L & Digital

[SIGNATURE PAGE TO CONFIDENTIALITY AGREEMENT]

Exhibit A
Company Contact Person(s)

Mark Timney

Christopher Visioli

Whit Bernard

Stephen Rodin

AMENDMENT TO
CONFIDENTIALITY AGREEMENT

This Amendment to the Confidentiality Agreement (this “Amendment”), dated as of October 10, 2019, is entered into by and between Novartis Pharmaceuticals Corporation (referred to as “you”) and The Medicines Company (referred to as the “Company”) (together, the “Parties”).

WHEREAS, you and the Company are parties to the Confidentiality Agreement, dated as of August 21, 2019, by and between you and the Company (the “Confidentiality Agreement”); and

WHEREAS, the Parties desire to amend the Confidentiality Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Amendments to the Confidentiality Agreement. The Confidentiality Agreement is hereby amended by adding the following language as new Section 23:

“Alnylam License and Collaboration Agreement. From October 10, 2019 until the date that is ten (10) business days following the date on which you have provided written notice to the Company that you are terminating all discussions with the Company with respect to the Possible Transaction, you shall cause each of your Representatives who receive or have access to Evaluation Material or Discussion Information and each member of the Executive Committee of the Novartis Group (listed, from time to time, at https://www.novartis.com/ourcompany/executive-committee) and the Executive Committee of the Pharmaceuticals business unit (all such Representatives and employees, the “Restricted Group”) not to, directly or indirectly, through one or more intermediaries or otherwise, on your or your Affiliates’ behalf, engage in, continue or otherwise participate in any discussions or negotiations with, or request or receive any non-public information (or access thereto) from, Alnylam Pharmaceuticals, Inc., any of its Affiliates or any of its or their respective directors, officers, employees, financial or legal advisors, agents or other authorized representatives with respect to or in contemplation of any possible transaction or series of related transactions (whether by negotiated purchase, licensing or royalty arrangement or any other means) that directly or indirectly relates in any way to Inclisiran, a small interfering RNA (siRNA) inhibitor of proprotein convertase subtilisin/kexin type 9 (PCSK9). If any member of the Restricted Group becomes aware that any of your or your Affiliates’ Representatives is engaging in any of the activities, discussions or negotiations described in the immediately preceding sentence, you shall cause any such person to immediately terminate any such activities, discussions or negotiations and shall, to the extent not precluded or restricted from doing so (whether by law, contract or otherwise), promptly (and in any event within three (3) business days) notify the Company of the fact of such activities, discussions or negotiations and the termination thereof; provided that, to the extent you are not permitted to provide the Company with such notice as a result of the terms of a contract, agreement or other arrangement, you shall use reasonable efforts to promptly amend the terms of such contract, agreement or arrangement in a manner that would permit you to provide the Company with such notice. As of the date hereof, to your knowledge, none of your Representatives are currently engaged directly or indirectly in any of the activities, discussions or negotiations described or referenced in this Section 23. For the purposes of this Section 23, your “knowledge” shall be deemed to be the actual knowledge of the following individuals: (i)

Milan Thakker (Senior Group Legal Counsel, M&A); (ii) Peter Louwagie (Deputy Head of M&A ad interim); (iii) Nigel Sheail (Global Head of M&A & BD&L); (iv) Paul Thibodeau (Executive Director, M&A) (v) Jonathan Emery (Head of Legal M&A); and (vi) Neil Johnston (Global Head of BD&L, Pharma business unit).”

2.             Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Confidentiality Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

3.             Effect of Amendment. This Amendment shall be effective as of the date first written above. Following the effective date, whenever the Confidentiality Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Confidentiality Agreement as amended by this Amendment. The provisions of Sections 10 through 12 and 14 through 21 of the Confidentiality Agreement are hereby incorporated herein, mutatis mutandis.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Amendment or have caused this Amendment to be executed by the authorized persons as of the date of this Amendment set forth above.

NOVARTIS PHARMACEUTICALS CORPORATION

By:	/s/ Lee Stoller
Name: Lee J. Stoller
Title: US Head Legal BD+L

THE MEDICINES COMPANY

By:	/s/ Stephen Rodin
Name: Stephen Rodin
Title: General Counsel

[Signature Page – Amendment to Confidentiality Agreement]